Exhibit 99.3

August 5, 2005

Alan G. Morse

c/o iPCS, Inc.

1901 N. Roselle Road

Schaumburg, IL 60195

Re:          Amendment to Non-Qualified Stock Option Agreement

Dear Alan:

This letter (“Letter Agreement”) sets forth our understanding regarding an amendment to be made to your Non-Qualified Stock Option Agreement, dated as of October 21, 2004 (the “Option Agreement”), by and between you and Horizon PCS, Inc. (as merged with and into iPCS, Inc., the “Company”).  All capitalized terms not defined herein shall have the same meaning as in the Option Agreement.

In consideration of your continued employment with the Company and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Option Agreement is hereby amended as follows:

Effective as of the date hereof, notwithstanding any other term or condition of the Option Agreement, upon the occurrence of a Change in Control (as defined in the iPCS, Inc. Amended and Restated 2004 Long-Term Incentive Plan) the unvested portion of your Option shall become 100% vested and exercisable.  Upon the occurrence of a Change in Control, the Option shall remain exercisable through the fifth anniversary of the Change in Control event; provided, that (i) such extension of the period during which the Option is exercisable shall not be effective if, as a result of such extension, the Option would be treated as “deferred compensation” for purposes of section 409A of the Code, and (ii) nothing in this Letter Agreement shall be deemed to extend the expiration date of any such Option past the original expiration date of such Option as determined at the time of grant.

Except as otherwise provided for herein, the Option Agreement shall remain in full force and effect.

[Signature Page Follows]

If you are in agreement with the terms set forth in this Letter Agreement, please execute both copies and return one to the address set forth above.

iPCS, INC.

		By:	/S/ TIMOTHY M. YAGER
Name: Timothy M. Yager
Title: President and CEO

Agreed to and accepted on this
5th day of August, 2005

By:	/S/ ALAN G. MORSE
Alan G. Morse